Exhibit 99.1

From:   EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

EnviroStar, Inc. Announces Third Quarter Results

Miami, FL – May 9, 2014, – EnviroStar, Inc., (NYSE MKT: EVI), today reported revenues and earnings for the nine and three month periods ended March 31, 2014.

For the nine month period of fiscal 2014, revenues increased by 27.3% to $24,878,136 from $19,539,517 for the same period of fiscal 2013. Net earnings for the nine month period of fiscal 2014 increased by 131.1% to $1,217,754 or $.17 per share compared to net earnings of $526,881 or $.07 per share for the same period of fiscal 2013.

For the third quarter ended March 31, 2014, revenues decreased by .5% to $6,549,493 from $6,580,694 for the same period of fiscal 2013. Net earnings for the third quarter of fiscal 2014 increased by 25.9% to $314,677 or $.04 per share compared to $249,887 or $.04 per share for the same period of fiscal 2013.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “Although revenues for the third quarter were basically flat when compared to last year, the Company improved its margins resulting in an increase in third quarter earnings.”  Mr. Indelicato also indicated that the financial benefits from the sale of the master franchise for Mexico would accrue to the fourth quarter.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE MKT:EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
	2014	2013	2014	2013

Revenues	$24,878,136	$19,539,517	$6,549,493	$6,580,694

Earnings before income taxes	1,957,408	851,217	505,918	402,178
Provision for income taxes	739,654	324,336	191,241	152,291

Net earnings	$1,217,754	$526,881	$314,677	$249,887

Basic and diluted earnings per share	$.17	$.07	$.04	$.04

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732